Exhibit 99.1

News Release
WINNEBAGO INDUSTRIES REPORTS SECOND QUARTER FISCAL 2026 RESULTS
-- New Products and Grand Design Expansion Drive Strong Motorhome RV Performance --
-- Top- and Bottom-Line Growth Reflect Diversified Portfolio and Operational Discipline --
-- $100 Million Debt Redemption Further Strengthens Balance Sheet --
-- Company Maintains Fiscal 2026 Guidance for Revenue and Adjusted EPS --

EDEN PRAIRIE, MINN., March 25, 2026 -- Winnebago Industries, Inc. (NYSE: WGO), a leading manufacturer of outdoor recreation products, today reported financial results for the Fiscal 2026 second quarter ended February 28, 2026.

Second Quarter Fiscal 2026 Financial Summary
•Net revenues of $657.4 million compared to $620.2 million in the second quarter of Fiscal 2025
•Gross profit of $85.6 million, representing 13.0% gross margin, compared to $83.1 million in the second quarter of Fiscal 2025
•Net income of $4.8 million, or $0.17 per diluted share; adjusted earnings per diluted share of $0.27 compared to adjusted earnings per diluted share of $0.19 in the second quarter of Fiscal 2025
•Adjusted EBITDA of $24.4 million, up 7.0% year-over-year

CEO Commentary
“Our team delivered a solid quarter and executed with diligence in a challenging market,” said President and Chief Executive Officer Michael Happe. “Dealers remain focused on profitable cash flow and disciplined inventory, and we are managing the business with that sentiment in mind. While seasonal factors and unfavorable winter weather tempered retail activity during the quarter, several segments still showed signs of resilience. As we move through Fiscal 2026, we continue to prioritize operational execution and strengthening the fundamentals of the business. Our premium branded diversified portfolio continues to help navigate variability across categories, and we are executing each business with a clear focus on prudent inventory management, product innovation, profitability and cash flow.

“Consistent with our capital allocation framework, we took proactive steps during the quarter to improve our capital structure, redeeming $100 million of our outstanding Senior Secured Notes, demonstrating our commitment to further strengthening our balance sheet.

“As we move beyond the winter selling season into the seasonally stronger spring and summer months, new products and cost management actions implemented this year are expected to support our performance anticipated in the second half. We believe this approach positions the business for healthier, more resilient growth in the future. Our outlook reflects that measured view. However, it remains subject to recent macro events and the duration and severity of their potential effects, including impacts on commodity prices and other factors that could influence consumer sentiment and demand,” Happe said.

Second Quarter Fiscal 2026 Results
Net revenues were $657.4 million, an increase of 6.0% compared to $620.2 million in the second quarter of Fiscal 2025, driven primarily by selective price adjustments and product mix, partially offset by lower unit volume.
Gross profit was $85.6 million, an increase of 2.9% compared to $83.1 million in the second quarter of Fiscal 2025. Gross profit margin decreased 40 basis points in the quarter to 13.0%, primarily as a result of product mix, partially offset by selective price adjustments.
Selling, general and administrative expenses decreased 1.9% to $68.4 million from $69.7 million in the second quarter of Fiscal 2025, primarily driven by cost reduction initiatives.
Operating income improved 50.7% to $11.8 million from $7.8 million in the second quarter of Fiscal 2025.
Net income was $4.8 million, or $0.17 per diluted share, compared to net loss of $0.4 million, or $0.02 per diluted share in the second quarter of Fiscal 2025. Adjusted earnings per diluted share was $0.27, an increase of 42.1%, compared to adjusted earnings per diluted share of $0.19 in the second quarter of Fiscal 2025.
Consolidated Adjusted EBITDA was $24.4 million, an increase of 7.0%, compared to $22.8 million in the second quarter of Fiscal 2025.

Second Quarter Fiscal 2026 Segments Summary
Towable RV

	Three Months Ended
($, in millions)	February 28, 2026	March 1, 2025	Change(1)
Net revenues	$262.4	$288.2	(9.0)%
Operating income	$11.1	$12.7	(12.2)%
Operating income margin	4.2%	4.4%	(20)	bps
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.

•Net revenues decreased primarily due to a shift in product mix toward lower price-point models and lower unit volume, partially offset by selective price adjustments.
•Operating income margin decreased primarily due to volume deleverage and product mix, largely offset by selective price adjustments and cost containment initiatives.

Motorhome RV

	Three Months Ended
($, in millions)	February 28, 2026	March 1, 2025	Change(1)
Net revenues	$304.7	$235.6	29.3%
Operating income (loss)	$7.5	$(0.6)	NM
Operating income margin	2.4%	(0.3)%	270	bps
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
NM: Not meaningful.

•Net revenues increased primarily due to higher unit volume driven by new products, partially offset by product mix.
•Operating income margin increased primarily due to volume leverage.

Marine

	Three Months Ended
($, in millions)	February 28, 2026	March 1, 2025	Change(1)
Net revenues	$79.2	$81.7	(3.0)%
Operating income	$2.9	$5.4	(46.2)%
Operating income margin	3.7%	6.6%	(300)	bps
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.

•Net revenues decreased primarily due to lower unit volume and product mix, partially offset by selective price adjustments.
•Operating income decreased primarily due to higher warranty expense and volume deleverage.

Balance Sheet and Cash Flow
At the end of the second quarter of Fiscal 2026, cash and cash equivalents totaled $47.4 million compared to $181.7 million at the end of the first quarter of Fiscal 2026 and $174.0 million at the end of Fiscal 2025. The decrease primarily reflects the $100.0 million Senior Secured Note redemption completed in the second quarter of Fiscal 2026. As of February 28, 2026, total outstanding debt was $442.3 million, which included $450.0 million of debt, net of debt issuance costs of $7.7 million. Working capital was $403.5 million as of February 28, 2026 compared to $465.1 million at the end of Fiscal 2025. Cash flow provided by operations was $0.6 million in the first half of Fiscal 2026, a significant improvement compared to the same period last year. The Company's gross leverage ratio improved to 3.2x as of February 28, 2026 from 4.0x as of November 29, 2025. Net leverage ratio as of February 28, 2026 was 2.9x.

Quarterly Cash Dividend
On March 18, 2026, the Company’s Board of Directors approved a quarterly cash dividend of $0.35 per share payable on April 29, 2026, to common stockholders of record at the close of business on April 15, 2026.

Outlook
For calendar year 2026, Winnebago Industries expects North American RV wholesale shipments in the range of 315,000 to 345,000 units. Based on this outlook, the current business environment, and results in the first half of the fiscal year, Winnebago Industries is maintaining its revenue and adjusted EPS guidance, while updating reported EPS as follows:

•Consolidated net revenues in the range of $2.8 billion to $3.0 billion;
•Reported earnings per diluted share in the range of $1.50 to $2.20 compared to the Company's prior expectations for reported earnings per diluted share in the range of $1.40 to $2.10; and
•Adjusted earnings per diluted share guidance to a range of $2.10 to $2.80(1).

The Company’s outlook takes into account prevailing trends in the RV sector, including the current policy and trade environment, competitive dynamics, shifts in consumer preferences, and key macroeconomic factors that may influence overall demand.

“Our focus remains on disciplined execution in Fiscal 2026 and controlling what we can,” Happe said. “We are advancing our product roadmaps, driving continued progress in our Winnebago-branded RV businesses, and meaningfully improving the margin profile and retail share trends of our Motorhome RV segment. The value of our diversified platform, combined with the operational work already underway, positions us to navigate ongoing market volatility and build a more resilient earnings profile over time. While the external environment remains quite uncertain, we’re confident in the foundation we’ve built and the actions within our control."

Q2 FY 2026 Conference Call
Winnebago Industries, Inc. will discuss second quarter of Fiscal 2026 earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call and view the accompanying presentation slides via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor recreation products under the Winnebago, Grand Design, Chris-Craft, Newmar and Barletta brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds high-quality motorhomes, travel trailers, fifth-wheel products, outboard and sterndrive powerboats, pontoons, and commercial community outreach vehicles. Committed to advancing sustainable innovation and leveraging vertical integration in key component areas, Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. The Company’s common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the business outlook and financial guidance for Fiscal 2026. Investors are cautioned that forward-looking statements are inherently uncertain and involve potential risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including, but not limited to general economic uncertainty in key markets and a worsening of domestic and global economic conditions or low levels of economic growth; availability of financing for RV and marine dealers and retail purchasers; competition and new product introductions by competitors; ability to innovate and commercialize new products; ability to manage our inventory to meet demand; risk related to cyclicality and seasonality of our business; risk related to independent dealers; risk related to dealer consolidation or the loss of a significant dealer; significant increase in repurchase obligations; ability to retain relationships with our suppliers and obtain components; business or production disruptions; inadequate management of dealer inventory levels; increased material and component costs, including availability and price of fuel and other raw materials; ability to integrate mergers and acquisitions; ability to attract and retain qualified personnel and changes in market compensation rates; exposure to warranty claims and product recalls; ability to protect our information technology systems from data security, cyberattacks, and network disruption risks and the ability to successfully upgrade and evolve our information technology systems; ability to retain brand reputation and related exposure to product liability claims; governmental regulation, including for climate change; increased attention to environmental, social, and governance matters, and our ability to meet our commitments; impairment of goodwill and trade names; risks related to our 2030 Convertible Notes and Senior Secured Notes, including our ability to satisfy our obligations under these notes; and changes in recommendations or a withdrawal of coverage by third party securities analysts. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. We caution that the foregoing list of important factors is not complete. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contacts
Investors: Joan Ondala
ir@winnebagoind.com
Media: Dan Sullivan
media@winnebagoind.com

Winnebago Industries, Inc.
Footnotes to News Release

Footnotes:

(1)     Fiscal 2026 adjusted EPS guidance primarily excludes the pretax impact of intangible amortization of approximately $22 million.

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income
(Unaudited and subject to reclassification)

	Three Months Ended
(in millions, except percent and per share data)	February 28, 2026		March 1, 2025
Net revenues	$657.4	100.0%	$620.2	100.0%
Cost of goods sold	571.8	87.0%	537.1	86.6%
Gross profit	85.6	13.0%	83.1	13.4%
Selling, general, and administrative expenses	68.4	10.4%	69.7	11.2%
Amortization	5.4	0.8%	5.6	0.9%
Total operating expenses	73.8	11.2%	75.3	12.1%
Operating income	11.8	1.8%	7.8	1.3%
Interest expense, net	5.8	0.9%	6.8	1.1%
Loss on note repurchase	0.8	0.1%	2.0	0.3%
Non-operating income	(0.2)	—%	(0.6)	(0.1)%
Income (loss) before income taxes	5.4	0.8%	(0.4)	(0.1)%
Income tax provision	0.6	0.1%	—	—%
Net income (loss)	$4.8	0.7%	$(0.4)	(0.1)%

Earnings (loss) per common share:
Basic	$0.17		$(0.02)
Diluted	$0.17		$(0.02)
Weighted average common shares outstanding:
Basic	28.2		28.1
Diluted	28.5		28.1

	Six Months Ended
(in millions, except percent and per share data)	February 28, 2026		March 1, 2025
Net revenues	$1,360.1	100.0%	$1,245.8	100.0%
Cost of goods sold	1,185.5	87.2%	1,085.9	87.2%
Gross profit	174.6	12.8%	159.9	12.8%
Selling, general, and administrative expenses	138.2	10.2%	141.8	11.4%
Amortization	10.8	0.8%	11.2	0.9%
Total operating expenses	149.0	11.0%	153.0	12.3%
Operating income	25.6	1.9%	6.9	0.6%
Interest expense, net	11.3	0.8%	12.6	1.0%
Loss on note repurchase	0.8	0.1%	2.0	0.2%
Non-operating loss	(0.3)	—%	(0.6)	—%
Income (loss) before income taxes	13.8	1.0%	(7.1)	(0.6)%
Income tax provision (benefit)	3.5	0.3%	(1.5)	(0.1)%
Net income (loss)	$10.3	0.8%	$(5.6)	(0.5)%

Earnings (loss) per common share:
Basic	$0.37		$(0.20)
Diluted	$0.36		$(0.20)
Weighted average common shares outstanding:
Basic	28.2		28.4
Diluted	28.4		28.4
Amounts in tables are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
In addition, percentages may not add in total due to rounding.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and subject to reclassification)

(in millions)	February 28, 2026	August 30, 2025
Assets
Current assets
Cash and cash equivalents	$47.4	$174.0
Receivables, net	223.0	192.0
Inventories, net	407.6	396.4
Prepaid expenses and other current assets	36.8	29.8
Total current assets	714.8	792.2
Property, plant, and equipment, net	321.9	333.0
Goodwill	484.2	484.2
Other intangible assets, net	446.1	456.9
Investment in life insurance	27.8	27.1
Operating lease assets	38.8	41.6
Other long-term assets	17.9	19.4
Total assets	$2,051.5	$2,154.4

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$136.6	$129.3
Accrued expenses	174.7	197.8
Total current liabilities	311.3	327.1
Long-term debt, net	442.3	540.5
Deferred income tax liabilities, net	11.3	5.9
Unrecognized tax benefits	5.0	4.8
Long-term operating lease liabilities	35.9	39.3
Deferred compensation benefits, net of current portion	4.7	5.1
Other long-term liabilities	5.9	7.0
Total liabilities	816.4	929.7
Shareholders' equity	1,235.1	1,224.7
Total liabilities and shareholders' equity	$2,051.5	$2,154.4

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and subject to reclassification)

	Six Months Ended
(in millions)	February 28, 2026	March 1, 2025
Operating activities
Net income (loss)	$10.3	$(5.6)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation	19.4	19.1
Amortization	10.8	11.2
Amortization of debt issuance costs	1.3	1.6
Last in, first-out ("LIFO") expense	(0.9)	(0.4)
Stock-based compensation	10.6	10.8
Deferred income taxes	5.4	(0.3)
Loss on note repurchase	0.8	2.0
Restructuring and related costs	1.6	—
Other, net	(1.7)	(0.7)
Change in operating assets and liabilities, net of assets and liabilities acquired
Receivables, net	(31.0)	(18.1)
Inventories, net	(10.2)	(21.0)
Prepaid expenses and other assets	0.2	5.1
Accounts payable	6.9	(1.3)
Income taxes and unrecognized tax benefits	(3.1)	(1.7)
Accrued expenses and other liabilities	(19.8)	(27.9)
Net cash provided by (used in) operating activities	0.6	(27.2)

Investing activities
Purchases of property, plant, and equipment	(9.9)	(18.4)
Proceeds from sale of property, plant, and equipment	4.0	2.1
Other, net	0.1	1.1
Net cash used in investing activities	(5.8)	(15.2)

Financing activities
Borrowings on long-term debt	3.0	—
Repayments on long-term debt	(103.0)	(100.5)
Payments of cash dividends	(20.1)	(19.8)
Payments for repurchases of common stock	(1.7)	(53.6)
Other, net	0.4	0.9
Net cash used in financing activities	(121.4)	(173.0)

Net decrease in cash and cash equivalents	(126.6)	(215.4)
Cash and cash equivalents at beginning of period	174.0	330.9
Cash and cash equivalents at end of period	$47.4	$115.5

Supplemental Disclosures
Income taxes paid, net	$1.4	$1.6
Interest paid	13.0	16.6

Non-cash investing and financing activities
Capital expenditures in accounts payable	$0.7	$5.1
Increase in lease assets in exchange for lease liabilities:
Operating leases	0.9	2.3
Finance leases	—	0.2

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Towable RV
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	February 28, 2026	% of Revenues(1)	March 1, 2025	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$262.4		$288.2		$(25.9)	(9.0)%
Operating income	11.1	4.2%	12.7	4.4%	(1.5)	(12.2)%

	Three Months Ended
Unit deliveries	February 28, 2026	Product Mix(2)	March 1, 2025	Product Mix(2)	Unit Change	% Change
Travel trailer	4,917	74.3%	4,828	66.8%	89	1.8%
Fifth wheel	1,698	25.7%	2,397	33.2%	(699)	(29.2)%
Total Towable RV	6,615	100.0%	7,225	100.0%	(610)	(8.4)%

	Six Months Ended
	February 28, 2026	% of Revenues(1)	March 1, 2025	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$555.8		$542.2		$13.5	2.5%
Operating income	22.2	4.0%	21.6	4.0%	0.7	3.0%

	Six Months Ended
Unit deliveries	February 28, 2026	Product Mix(2)	March 1, 2025	Product Mix(2)	Unit Change	% Change
Travel trailer	10,076	71.8%	9,465	68.4%	611	6.5%
Fifth wheel	3,960	28.2%	4,376	31.6%	(416)	(9.5)%
Total Towable RV	14,036	100.0%	13,841	100.0%	195	1.4%

Dealer Inventory(3)	February 28, 2026		March 1, 2025		Unit Change	% Change
Units	19,855		17,406		2,449	14.1%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Percentages may not add due to rounding differences.
(3)    Data is based on the latest information available from our dealer partners and is subject to timing of reporting and other limitations.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Motorhome RV
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	February 28, 2026	% of Revenues(1)	March 1, 2025	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$304.7		$235.6		$69.0	29.3%
Operating income (loss)	7.5	2.4%	(0.6)	(0.3)%	8.0	NM

	Three Months Ended
Unit deliveries	February 28, 2026	Product Mix(2)	March 1, 2025	Product Mix(2)	Unit Change	% Change
Class A	206	13.6%	278	24.3%	(72)	(25.9)%
Class B	642	42.3%	283	24.7%	359	126.9%
Class C	670	44.1%	583	51.0%	87	14.9%
Total Motorhome RV	1,518	100.0%	1,144	100.0%	374	32.7%

	Six Months Ended
	February 28, 2026	% of Revenues(1)	March 1, 2025	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$613.2		$507.3		$105.8	20.9%
Operating income (loss)	15.7	2.6%	(3.8)	(0.8)%	19.5	NM

	Six Months Ended
Unit deliveries	February 28, 2026	Product Mix(2)	March 1, 2025	Product Mix(2)	Unit Change	% Change
Class A	486	17.2%	520	20.3%	(34)	(6.5)%
Class B	899	31.9%	752	29.3%	147	19.5%
Class C	1,437	50.9%	1,294	50.4%	143	11.1%
Total Motorhome RV	2,822	100.0%	2,566	100.0%	256	10.0%

Dealer Inventory(3)	February 28, 2026		March 1, 2025		Unit Change	% Change
Units	3,581		3,784		(203)	(5.4)%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Percentages may not add due to rounding differences.
(3)    Data is based on the latest information available from our dealer partners and is subject to timing of reporting and other limitations.
NM: Not meaningful.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Marine
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	February 28, 2026	% of Revenues(1)	March 1, 2025	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$79.2		$81.7		$(2.5)	(3.0)%
Operating income	2.9	3.7%	5.4	6.6%	(2.5)	(46.2)%

	Three Months Ended
Unit deliveries	February 28, 2026		March 1, 2025		Unit Change	% Change
Boats	992		1,046		(54)	(5.2)%

	Six Months Ended
	February 28, 2026	% of Revenues(1)	March 1, 2025	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$171.7		$172.2		$(0.4)	(0.3)%
Operating income	9.0	5.3%	11.6	6.7%	(2.5)	(21.9)%

	Six Months Ended
Unit deliveries	February 28, 2026		March 1, 2025		Unit Change	% Change
Boats	2,127		2,217		(90)	(4.1)%

Dealer Inventory(2,3)	February 28, 2026		March 1, 2025		Unit Change	% Change
Units	3,632		3,610		22	0.6%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Due to the nature of the Marine industry, this amount includes a higher proportion of retail sold units than our other segments.
(3)    Data is based on the latest information available from our dealer partners and is subject to timing of reporting and other limitations.

Winnebago Industries, Inc.
Non-GAAP Reconciliation
(Unaudited and subject to reclassification)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles diluted earnings per share to Adjusted diluted earnings per share:

	Three Months Ended		Six Months Ended
	February 28, 2026	March 1, 2025	February 28, 2026	March 1, 2025
Diluted earnings (loss) per share	$0.17	$(0.02)	$0.36	$(0.20)
Amortization(1)	0.19	0.20	0.38	0.40
Loss on note repurchase(1)	0.03	0.07	0.03	0.07
Restructuring and related costs(1)	0.02	—	0.06	—
Gain on sale of property, plant and equipment(1)	(0.10)	—	(0.10)	—
Tax impact of adjustments(2)	(0.03)	(0.06)	(0.08)	(0.11)
Adjusted diluted earnings per share(3)	$0.27	$0.19	$0.65	$0.16
(1)    Represents a pre-tax adjustment.
(2)    The company's non-GAAP income tax impact is calculated using an estimated tax rate for the U.S. of 22.0% for Fiscal 2026 and 23.0% for Fiscal 2025.
(3)    Per share numbers may not foot due to rounding.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended		Six Months Ended
(in millions)	February 28, 2026	March 1, 2025	February 28, 2026	March 1, 2025
Net income (loss)	$4.8	$(0.4)	$10.3	$(5.6)
Interest expense, net	5.8	6.8	11.3	12.6
Income tax provision (benefit)	0.6	—	3.5	(1.5)
Depreciation	9.6	9.4	19.4	19.1
Amortization	5.4	5.6	10.8	11.2
EBITDA	26.2	21.4	55.3	35.8
Loss on note repurchase	0.8	2.0	0.8	2.0
Restructuring and related costs	0.4	—	1.6	—
Gain on sale of property, plant and equipment	(2.8)	—	(2.8)	—
Non-operating income	(0.2)	(0.6)	(0.3)	(0.6)
Adjusted EBITDA	$24.4	$22.8	$54.6	$37.2

Non-GAAP performance measures of Adjusted diluted earnings per share, EBITDA and Adjusted EBITDA have been provided as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and to improve comparability of our results from period to period. Adjusted diluted earnings per share is defined as diluted earnings per share adjusted for after-tax items that impact the comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense and other pretax adjustments made in order to present comparable results from period to period. Management believes Adjusted diluted earnings per share and Adjusted EBITDA provide meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance.

Management uses these non-GAAP financial measures (a) to evaluate historical and prospective financial performance and trends as well as assess performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our Board of Directors to enable our Board of Directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for the Company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with restricted activities under the terms of our asset-backed revolving credit facility and outstanding notes. Management believes these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.